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                                                                    Exhibit 23.3


                     REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants, we hereby consent to the incorporation by reference in this registration statement of our report dated January 20, 2000 included in Career Education Corporation and Subsidiaries' Form 10-K for the year ended December 31, 1999 and to all references to our Firm included in this registration statement. We also consent to the application of our report referred to above to the pro forma data and related note contained within the section labeled "Selected Historical Consolidated Financial Date of CEC" included in this registration statement, as to which the date is November 3, 2000.


                                                Arthur Andersen LLP



Chicago, Illinois
November 28, 2000